EXHIBIT 10.30 B

FIRST AMENDMENT TO THE LICENSE AGREEMENT

     This First Amendment to the License Agreement (the “Amendment”) is made and entered into as of April 26, 2002 (the “Amendment Completion Date”), by and between The University of Kansas Center for Research, Inc., a Kansas not-for-profit corporation (“Licensor”), and ProQuest Pharmaceuticals, Inc., a Kansas corporation (“Licensee”). Licensor and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

Recitals

     Whereas, Licensor and Licensee entered into a License Agreement (the “Agreement”) effective April 2, 1999, wherein Licensor granted Licensee an exclusive license under certain proprietary cyclic peptide and prodrug technology to develop, make, use and sell products; and

     Whereas, the Parties desire to amend the terms of the Agreement as provided in this Amendment to change the royalty payments due Licensor under such license grant in consideration for the payment by Licensee of certain ongoing expenses for the filing and maintenance of patents in non-United States countries as of the Amendment Effective Date.

Now, Therefore, the Parties agree as follows:

1. Amendment of the Agreement

     The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date. To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in force. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement.

     1.1. Amendment of Article 1 of the Agreement. A new Paragraph 1.12 and a new Paragraph 1.13 are added to Article 1 of the Agreement, reading in their entirety as follows:

“1.12 “Effective Date” means April 2, 1999.

“1.13 “Amendment Effective Date” means February 6, 2002.

     1.2. Amendment of Paragraph 3.01 of the Agreement. Paragraph 3.01 of the Agreement is hereby deleted and replaced in its entirety as follows:

     “3.01 As consideration for the license granted to Licensee by Licensor under this Agreement, Licensee shall pay to Licensor as royalties the following percentages of License Revenue derived by Licensee for each patent:

1.

Patent or Application	Percentage of License Revenue
U.S. Patent No. 5,672,584	2.0%
Water Soluble Prodrugs of Tertiary Amine Containing Drugs and Methods of Making Thereof (“Tertiary and Secondary Amine Patent”)	2.0%
Water Soluble Prodrugs of Hindered Alcohols (“Alcohol and Phenol Patent”)	2.0%

                                        (i) No royalties shall be owed in connection with an individual patent listed above until a United States patent application is issued from the United States Patent and Trademark Office with respect to that patent. From the Effective Date until the issuance of the Tertiary and Secondary Amine Patent and the Alcohol and Phenol Patent, Licensee shall record and maintain complete and accurate records of License Revenue potentially allocable to each such Existing Application. If the Existing Applications issue as patents, then Licensee shall pay to Licensor such percentage of License Revenue allocable as above to each such issued patent as is or has been received by Licensee for the period beginning on the Effective Date and ending as set forth in subsection (ii) below.

                                        (ii) Subject to Paragraph 7.04, royalties due under this Paragraph 3.01 shall be payable on a country-by-country and Product-by-Product (as applicable) basis until the expiration, nullification, final judgment of invalidity or abandonment after exhaustion of all appeals of the last-to-expire, last-to-be nullified, last-to-be held invalid or last to be abandoned claim of an issued patent under the Patent Rights or under the Existing Applications in such country covering a Product or other applicable License Revenue.

     1.3. Amendment of Paragraph 7.01 of the Agreement. The last sentence of Paragraph 7.01 of the Agreement is hereby deleted in its entirety.

     1.4. Amendment of Paragraph 7.03 of the Agreement. Paragraph 7.03 of the Agreement is hereby deleted and replaced in its entirety with the following:

“7.03 Reimbursement for Foreign Patent Costs.

          (i) Subject to Paragraph 7.04, Licensee shall reimburse Licensor for all reasonable costs and expenses incurred after the Amendment Effective Date and associated with the filing, prosecution and maintenance of Patent Rights in non-United States countries as are: (a) agreed upon in writing by the parties, (b) generated through compliance by the parties with Paragraph 7.02 and (c) actually incurred by Licensor and not reimbursed by Third Parties. Licensee shall reimburse such amount within thirty (30) days of receipt from Licensor of an invoice itemizing and documenting such costs and expenses.

2.

          (ii) Upon completion of Licensee’s Phase 1 Financing, Licensee shall promptly reimburse Licensor for reasonable costs and expenses associated with the filing and prosecution of Patent Rights in non-United States countries as were: (a) agreed upon in writing by the Parties or agreed upon in writing by ProQuest (as may be evidenced by Licensor’s receipt of invoice from patent counsel for expenses directed by ProQuest) and (b) actually incurred by Licensor and not reimbursed by Third Parties for the period beginning on the Effective Date and ending on the Amendment Effective Date. Within thirty (30) days following the Amendment Completion Date, the Licensor shall provide to the Licensee a written estimate prepared in good faith that summarizes such costs and expenses. Licensee shall have the right to audit and verify the invoices and relevant documents that support such costs and expenses. Licensee shall reimburse Licensor for such filing and patent costs as set forth in this subsection (ii) in four (4) equal payments. The first such payment shall be due within sixty (60) days of the completion of Licensee’s Phase 1 Financing, and the subsequent three (3) payments shall be made, respectively, at four (4) month intervals thereafter.

     1.5 Amendment of Paragraph 7.04 of the Agreement. Paragraph 7.04 of the Agreement is hereby deleted and replaced in its entirety with the following:

          “7.04 Pursuant to Paragraph 9.03, Licensee may terminate its payment obligations under Paragraphs 7.01 and 7.03 as to all Patent Rights or as to any jurisdiction or any part of the Patent Rights upon ninety (90) days prior written notification to Licensor of such termination. If Licensee so elects, then both the scope of the license grant in Article 2 and the payment obligations under Paragraphs 3.01, 7.01 and 7.03 shall be narrowed accordingly. Nothing in this section shall relieve Licensee of its obligation to reimburse Licensor for all expenses of any Patent Rights incurred by Licensor prior to the surrender by Licensee of such Patent Rights.”

     1.6 Amendment of Paragraph 17.01 of the Agreement. The contact information for Licensee and Licensor stated in Paragraph 17.01 of the Agreement is hereby revised to read as follows:

If to Licensor:	The University of Kansas Center for Research, Inc.
Youngberg Hall
Lawrence, Kansas 66044

Executive Director of Technology Transfer
Attention: James G. Baxendale
Telephone: (785) 864-7783
Facsimile: (785) 864-5272

With a copy to:	Corporate Counsel
Attention: Arjun S. Sanga
Telephone: (785)864-4148

3.

Facsimile: (785) 864-5272

If to Licensee:	ProQuest Pharmaceuticals, Inc.
1201 Wakarusa Drive, Building E, Suite 2
Lawrence, Kansas 66049
Attention: Osborne Wong
Telephone: (785) 865-1585

With a copy to:	Cooley Godward LLP
3000 El Camino Real
Palo Alto, California 94306-2155
Attention: Barclay James Kamb, Esq.
Telephone: (650) 843- 5052
Facsimile: (650) 849-7400

2.  Miscellaneous

     2.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

     2.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Parties have executed this Amendment in duplicate originals by their authorized officers as of the Amendment Completion Date, and such Amendment is effective as of the Amendment Effective Date.

The University of Kansas Center for
Research, Inc.

By:

Title:	Vice President

ProQuest Pharmaceuticals, Inc.

By:	/s/ Osborne S. Wong

Title:	President

4.